Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 3 dated May 12, 2026 relating to the Class A Ordinary Shares, $0.0001 par value of Zura Bio Limited shall be filed on behalf of the undersigned.

SUVRETTA CAPITAL MANAGEMENT, LLC By: /s/ Andrew Nathanson
Name: Andrew Nathanson
Title: General Counsel and Chief Compliance Officer

AVERILL MASTER FUND, LTD. By: /s/ Andrew Nathanson
Name: Andrew Nathanson
Title: Authorized Signatory

AARON COWEN By: /s/ Aaron Cowen